Exhibit 99.1

Contact:	David Lilly Kekst and Company (212) 521-4800	Mark Ricca Carver Bancorp, Inc. (212) 360-8820
DAVID HINDS TO RETIRE FROM CARVER BOARD OF DIRECTORS
New York, New York, March 24, 2010 — Carver Bancorp, Inc. (the “Company” or “Carver”) (Nasdaq: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced that David Hinds will retire as a member of its Board of Directors effective March 31, 2010. Mr. Hinds has been a Director since July 2000. During that time, he served as chairman of the Finance and Audit Committee and as a member of the Asset Liability and Interest Rate Risk Committee.
The Board has appointed Robert Tarter, a member of its Board of Directors since 2006, as chairman of the Board’s Finance and Audit Committee. He will continue to serve on the Compensation Committee. Bob is a veteran financial services executive, having spent 15 years of his career at State Street Bank, following a prior career of 24 years at Bankers Trust. Bob retired from State Street Bank in 2009.
“I have had the great privilege of serving on Carver’s Board for the past ten years. Carver’s dedication to its shareholders, customers and the communities it serves makes it a truly exemplary institution,” said Mr. Hinds. “I leave Carver under the leadership of a talented Chairman and CEO, a highly skilled Board and a solid management team. It has been an honor working with Debbie Wright and my fellow Board members and I look forward to continuing to support Carver as a stockholder.”
Deborah C. Wright, Chairman and CEO, commented: “David Hinds will be greatly missed and has been an invaluable member of our Board over the last decade. On behalf of the entire Board, staff and the communities Carver serves, I want to thank David for his outstanding service to Carver and our community. David’s steadfast leadership, borne of his 30 years as a veteran financial services executive, was crucial in helping to guide the management team, particularly in the early days of Carver’s turnaround effort in 2000. He has continued to assist us through a remarkable set of changes in the risk management landscape in the banking industry. In so doing, he has made us all better stewards of the Carver franchise.”
Ms. Wright continued: “We thank Bob Tarter for taking on the significant responsibility of becoming Carver’s Audit Committee chairman, and look forward to working with him as the management team strives to continue to meet the high standards of our stockholders, regulators and external auditors.”

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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